SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

             AMENDMENT TO APPLICATION OR REPORT FOR REGISTRATION OF
                    CERTAIN CLASSES OF SECURITIES PURSUANT TO
           SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Winstar Communications, Inc.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                  Delaware                            13-3585278
                  --------                          ---------------
(State of incorporation or organization)   (I.R.S. Employer Identification No.)

685 Third Avenue, New York, New York                     10017
------------------------------------                 -------------
(Address of principal executive offices)              (Zip Code)

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(d), check the following box. [ ]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General instruction A.(d), check the following box. [X]

         Securities Act registration statement file number to which this Form relates: ______________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                              Name of each exchange on which
Title of each class to be so registered       each class is to be registered
---------------------------------------       ------------------------------
None                                          None

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series B Preferred Stock
             (Title of Class)

Item 1.  Description of Registrants Securities to Be Registered.

         Effective December 6, 2000, the Board of Directors of Winstar Communications, Inc. (the "Company") approved a fourth amendment (the "Fourth Amendment") to the Rights Agreement dated as of July 2, 1997, as amended on June 3, 1999, July 15, 1999 and February 1, 2000 (as so amended, the "Rights Agreement"), by and between the Company and Continental Stock Transfer and Trust Company, as Rights Agent (the "Rights Agent"). The Rights issued under the Rights Agreement were previously registered with the Securities and Exchange Commission ("SEC") on Form 8-A on July 2, 1997. The Fourth Amendment was adopted to revise the definition of "Beneficial Owner" (and the correlative terms "beneficially own" and "Beneficial Ownership") to exclude therefrom (A) any shares of a class of Voting Stock (as defined in the Rights Agreement) represented by certain shares of the Company's Series G Senior Cumulative Participating Convertible Preferred Stock ("Series G Preferred Stock"), the Company's Series H Senior Cumulative Participating Convertible Preferred Stock ("Series H Preferred Stock") and Warrants, dated December 6, 2000, to purchase shares of the Company's Common Stock, and (B) any shares of a class of Voting Stock either issued or deemed issued by the Company in payment of dividends on, or as a result of the failure of the Company to pay cash dividends on, outstanding shares of such Series G Preferred Stock or Series H Preferred Stock pursuant to the terms of the instruments providing for the creation of the Series G Preferred Stock and the Series H Preferred Stock.

         A complete copy of the Fourth Amendment is attached hereto as Exhibit
4.5 and is incorporated herein by reference. A copy of the Rights Agreement, as previously amended, is incorporated herein by reference to Exhibit 4 to the Form 8-A filed with the SEC on July 2, 1997, to Exhibit 4.2 to the Form 8-A/A filed with the SEC on June 3, 1999, to Exhibit 4.3 to the Form 8-A/A filed with the SEC on July 16, 1999 and to Exhibit 4.4 to the Form 8-A/A filed with the SEC on February 11, 2000.

Item 2.  Exhibits.

4.1 Rights Agreement dated as of July 2, 1997 between the Company and the Rights Agent (incorporated by reference to Exhibit 4 to the Form 8-A filed on July 2, 1997)

4.2 Amendment to the Rights Agreement dated as of June 3, 1999 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.2 to the Form 8-A/A filed on June 3, 1999)

4.3 Second Amendment to the Rights Agreement dated as of July 15, 1999 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.3 to the Form 8- A/A filed on July 16, 1999)

4.4 Third Amendment to the Rights Agreement dated as of February 1, 2000 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.4 to the Form 8- A/A filed on February 11, 2000)

4.5 Fourth Amendment to the Rights Agreement dated as of December 6, 2000 between the Company and the Rights Agent (filed herewith)


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



                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 29, 2000          WINSTAR COMMUNICATIONS, INC.




                                  By: /s/ Kenneth J. Zinghini
                                     ------------------------------
                                          Kenneth J. Zinghini
                                          Senior Vice President



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



                                  EXHIBIT INDEX

Exhibit
No.        Description
-------    ------------

4.1 Rights Agreement dated as of July 2, 1997 between the Company and the Rights Agent (incorporated by reference to Exhibit 4 to the Form 8-A filed on July 2, 1997)

4.2 Amendment to the Rights Agreement dated as of June 3, 1999 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.2 to the Form 8-A/A filed on June 3, 1999)

4.3 Second Amendment to the Rights Agreement dated as of July 15, 1999 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.3 to the Form 8-A/A filed on July 16, 1999)

4.4 Third Amendment to the Rights Agreement dated as of February 1, 2000 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.4 to the Form 8-A/A filed on February 11, 2000)

4.5 Fourth Amendment to the Rights Agreement dated as of December 6, 2000 between the Company and the Rights Agent (filed herewith)


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